Exhibit 8.1
LIST OF SUBSIDIARIES

We have the following active subsidiaries:

Subsidiary Name	Country/State of Incorporation	Ownership Percentage
Eltek USA Inc.	Delaware	100%
Eltek Europe GmbH	Germany	100%
Kubatronik Leiterplatten GmbH	Germany	76%